EXHIBIT 99.1

Repros Updates Enclomiphene Program

  Repros expects to meet with FDA to discuss “Complete Response Letter” for enclomiphene NDA during February 2016
  Marketing Authorization Application (MAA) for enclomiphene planned for submission in Europe mid-2016

THE WOODLANDS, Texas, Jan. 04, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that it has been granted a meeting with the Division of Bone, Reproductive and Urologic Products (DBRUP) of the FDA to discuss aspects of the “Complete Response Letter” received on Nov. 30, 2015 for the enclomiphene NDA. The meeting will be held during February 2016.

European MAA

The Company plans a central filing in Europe for an indication of enclomiphene for the treatment of secondary hypogonadism. The remaining item on the critical path to the submission is manufacture of finished drug product in Europe meeting EU requirements. The Company believes the MAA will be submitted mid-2016. The review cycle for a central filing is 17 months.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. These statements are based on assumptions that the Company has made in light of the Company’s experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to its plans to meet with the FDA to discuss the Complete Response Letter and to the eventual submission and review of the MAA. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including risks that the EMA will not ultimately approve the MAA, the risk that the MAA, if granted, may have significant limitations on use, that even if the MAA is approved, the Company may not be able to successfully commercialize the product candidate, risks relating to the Company’s ability to protect its intellectual property rights and such other risks as are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.

CONTACT: Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com